Exhibit 99.1
ISBA Announces 2013 Earnings
Mt. Pleasant, Michigan, February 13, 2014 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQB:ISBA), announced today that the Corporation's 2013 net income was $12.51 million. During 2013, the Corporation paid total cash dividends of $0.84 per share, which represented a 5.00% increase over 2012. Based on the Corporation's average stock price of $22.45 for the month of December 2013, the annualized cash dividend yield was 3.74%.
The Corporation's earnings of $12.51 million were a record and represented an increase of $304,000 from 2012. Additionally, the Corporation enjoyed year over year loan growth of $35.28 million and a continued improvement in credit quality indicators. As of December 31, 2013, total assets were $1.49 billion, and assets under management - which included loans sold and serviced, and assets managed by the Investment and Trust Services Department of $645.09 million - were $2.14 billion, which was a 4.13% increase over December 31, 2012.
While competition for high quality loans has been intense, the Corporation has not relaxed its underwriting standards and remains committed to core community banking principles and long term sustainable growth. The Corporation's loan quality remains sound as evidenced by the relatively low percentage of loans classified as nonperforming. As of December 31, 2013, the Corporation's ratio of nonperforming loans to total loans was 0.42% as compared to 1.71% for its peer group as of September 30, 2013 (peer group ratios are not yet available for December 31, 2013). In addition, the Corporation's risk based capital to risk adjusted total assets ratio of 14.92% as of December 31, 2013 compares favorably to the 8.00% ratio required to be classified as adequately capitalized under the Federal Reserve Board's risk based capital rules.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended September 30, 2013, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.